EXHIBIT 99.1

          Central Jersey Bancorp Announces Balance Sheet Restructuring, First Quarter 2007 Operating Results and a Five Percent Stock Dividend

Long Branch, New Jersey, April 30, 2007 (NASDAQ Global Market: CJBK): Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., announced that it has initiated a 2007 balance sheet restructuring strategy involving approximately $88.6 million of the investment securities held in the available-for-sale investment portfolio in accordance with Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities. The restructuring resulted in a one-time pre-tax charge of approximately $1.95 million, which is reflected in Central Jersey Bancorp's consolidated financial statements for the three months ended March 31, 2007. Available-for-sale investment securities, consisting primarily of lower yielding fixed rate callable agency investment securities, will be sold during the second quarter of 2007 and replaced with higher yielding investment securities with a comparable to modestly shorter aggregate weighted average life. The market value loss that these investment securities carried at March 31, 2007, was recorded as another than temporary impairment since Central Jersey Bancorp did not have the intent or ability to hold these securities to recovery. It is anticipated that the restructuring will result in prospective incremental pre-tax earnings of approximately $85,000 per month.

As a result of the balance sheet restructuring, Central Jersey Bancorp reported a net loss of $1.3 million for the three months ended March 31, 2007, as compared to net income of $725,000 for the same period in 2006. Basic and diluted loss per share for the three months ended March 31, 2007 was ($0.15) for both, as compared to basic and diluted earnings per share of $0.09 and $0.08, respectively, for the same period in 2006. Per share earnings have been adjusted in all periods to reflect the 5% stock dividend paid on July 1, 2006.

George S. Callas, Chairman of the Board of Directors, and James S. Vaccaro, President and CEO, commented that, "The Board of Directors has recently completed a comprehensive strategic assessment of Central Jersey Bancorp and is committed to move forward on a number of initiatives, all of which are intended to increase long-term shareholder value. In addition to the balance sheet restructuring, a number of other governance, organizational and retail franchise measures will be implemented to better position Central Jersey Bancorp to perform in the current and future operating environments.

The current interest rate yield curve and other market challenges require the community banking market sector, which has a large reliance on net interest income, to revisit all aspects of its operations in order to create better efficiencies and further leverage its expertise in the areas of commercial and consumer loans and retail and small business deposit acquisition. Imbedded market dynamics warrant a new look at resource allocation and may result in the future consolidation of underperforming branches within the retail franchise."

In addition, the Board of Directors is pleased to announce that it recently declared a stock dividend equal to 5% of authorized and outstanding shares of common stock. The stock dividend is payable on July 2, 2007, to shareholders of record on June 15, 2007. In declaring the stock dividend, the Board of Directors wishes to recognize and reward the loyalty and confidence of its ownership base, many of whom have been with the organization since its inception."

Results of Operations

Net interest income was $4.0 million for the three months ended March 31, 2007, as compared to $4.3 million for the same period in 2006. Net interest income for the three months ended March 31, 2007 was comprised primarily of $5.8 million in interest and fees on loans, $1.3 million in interest on securities, and $335,000 in other interest income, less interest expense on deposits of $3.1 million, interest expense on borrowed funds of $159,000 and interest expense on subordinated debentures of $109,000.

The primary reason for the decrease in net interest income for the three months ended March 31, 2007 was due to the cost of deposits and interest-bearing liabilities, which increased to an average cost of 3.73%, as compared to an average cost of 3.03% for the same period in 2006. For the three months ended March 31, 2007, the average yield on interest-earning assets was 6.41%, as compared to 6.16% for the same period in 2006. The average net interest margin for the three months ended March 31, 2007 was 3.48%, as compared to 3.69% for the same period in 2006. The margin compression experienced during the three months ended March 31, 2007, is reflective of the increase in general interest rates and the competitive deposit pricing environment.

For the three months ended March 31, 2007, the provision for loan losses was $125,000 as compared to $51,000 for the same period in 2006. The increase in the provision for loan losses for the three months ended March 31, 2007, was due primarily to loan growth experienced during the period.

Non-interest income, which consists of service charges on deposit accounts, income from bank owned life insurance, fees from the gain on the sale of residential mortgages and the impairment on available-for-sale investment securities, was ($1.6 million) for the three months ended March 31, 2007, as compared to $480,000, for the same prior year period. The non-interest income loss for the three months ended March 31, 2007, is directly related to the previously-disclosed one-time balance sheet restructuring charge of $1.95 million, pre-tax.

Non-interest expense was $3.6 million, for the three months ended March 31, 2007, as compared to $3.5 million for the same period in 2006. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization, and other operating expenses.

Financial Condition

Central Jersey Bancorp's assets, at March 31, 2007, totaled $522.4 million, an increase of $6.1 million, or 1.2%, from the December 31, 2006 total of $516.3 million. The total assets figure of $522.4 million at March 31, 2007, is inclusive of $27.0 million in goodwill and $2.3 million in core deposit intangible.

Cash and cash equivalents were $44.7 million at March 31, 2007, an increase of $6.9 million, or 18.3%, from the December 31, 2006 total of $37.8 million. The increase is due primarily to the timing of cash flows related to the bank subsidiary's business activities.

Investments totaled $115.0 million at March 31, 2007, a decrease of $1.6 million, or 1.4%, from the December 31, 2006 total of $116.6 million. The decrease was attributable to the principal pay down of mortgage-backed securities. The proceeds were used to fund loan growth that occurred during the period.

Loans held-for-sale, at March 31, 2007, totaled $1.9 million, as compared to $242,000 at December 31, 2006. The increase in loans held-for-sale is due primarily to the timing of residential mortgage loan closings.

Loans, net of the allowance for loan losses, totaled $315.5 million at March 31, 2007, an increase of $3.4 million, or 1.1%, over the $312.1 million balance at December 31, 2006. The modest increase in loans is due primarily to the origination of commercial real estate loans during the period.

Deposits, at March 31, 2007, totaled $426.9 million, a decrease of $400,000, or ..09%, from the December 31, 2006 total of $427.3 million. The modest decrease in deposit balances is reflective of the general funding and liquidity challenges prevalent throughout the banking industry.

Other borrowings were $23.4 million at March 31, 2007, as compared to $17.1 million at December 31, 2006, an increase of $6.3 million, or 36.8%. These borrowings are short-term in nature. The increase is due to growth in the bank subsidiary's sweep account product for business customers.

At March 31, 2007, book value per share and tangible book value per share were $7.94 and $4.39, respectively, as compared to $7.93 and $4.37, respectively, at December 31, 2006.

Asset Quality

The allowance for loan losses, which began the year at $3.23 million, or 1.02% of total loans, increased to $3.45 million at March 31, 2007, or 1.08% of total loans. Non-performing loans totaled $90,000 at March 31, 2007, as compared to $91,000 at December 31, 2006. There were no loan charge-offs during the three months ended March 31, 2007 and 2006.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A., the national banking entity resulting from the August 22, 2005 combination of Monmouth Community Bank, N.A. and Allaire Community Bank. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.


Contacts

James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

                           CONSOLIDATED BALANCE SHEETS
                MARCH 31, 2007 (UNAUDITED) AND DECEMBER 31, 2006
                             (dollars in thousands)

                                                               March 31,      December 31,
                                                                 2007            2006
                                                             ------------    ------------
ASSETS                                                        (unaudited)
------

Cash and due from banks                                      $     10,545    $     16,162
Federal funds sold                                                 34,186          21,634
                                                             ------------    ------------
Cash and cash equivalents                                          44,731          37,796
Investment securities available-for-sale, at market value          94,529          95,735
Investment securities held-to-maturity (market value of
     $20,130 (unaudited) and $20,454 at March 31, 2007 and
      December 31, 2006, respectively)                             20,449          20,820
Loans held-for-sale                                                 1,925             242
Loans, net                                                        315,537         312,093
Premises and equipment                                              5,185           5,357
Bank owned life insurance                                           3,476           3,447
Accrued interest receivable                                         2,740           2,613
Goodwill                                                           26,957          26,957
Core deposit intangible                                             2,340           2,478
Due from broker                                                        --           3,527
Other assets                                                        4,575           5,234
                                                             ------------    ------------

          Total assets                                       $    522,444    $    516,299
                                                             ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Deposits:
     Non-interest bearing                                    $     82,319    $     83,482
     Interest bearing                                             344,567         343,795
                                                             ------------    ------------
                                                                  426,886         427,277

Other borrowings                                                   23,373          17,099
Subordinated debentures                                             5,155           5,155
Accrued expenses and other liabilities                              1,469           1,273
                                                             ------------    ------------

          Total liabilities                                       456,883         450,804
                                                             ------------    ------------

Shareholders' equity:
     Common stock, par value $0.01 per share. Authorized
     100,000,000 shares and issued and outstanding
     8,257,553 and 8,254,553 shares at March 31, 2007
     and December 31, 2006, respectively.                              83              83
Additional paid-in capital                                         60,515          60,505
Accumulated other comprehensive loss, net of tax benefit              (91)         (1,409)
Retained earnings                                                   5,054           6,316
                                                             ------------    ------------
          Total shareholders' equity                               65,561          65,495

                                                             ------------    ------------
          Total liabilities and shareholders' equity         $    522,444    $    516,299
                                                             ============    ============

                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                (dollars in thousands, except per share amounts)

                                                                    Three months ended
                                                                        March 31,
                                                                   2007            2006
                                                                -----------    -----------
                                                                        (unaudited)
Interest and dividend income:
     Interest and fees on loans                                 $     5,786    $     5,605
     Interest on securities available for sale                        1,041          1,156
     Interest on federal funds sold and due from banks                  335             48
     Interest on securities held to maturity                            236            255
                                                                -----------    -----------
          Total interest and dividend income                          7,398          7,064

Interest expense:
     Interest expense on deposits                                     3,103          2,097
     Interest expense on other borrowings                               159            603
     Interest expense on subordinated debentures                        109             99
                                                                -----------    -----------
          Total interest expense                                      3,371          2,799

                                                                -----------    -----------
          Net interest income                                         4,027          4,265
                                                                -----------    -----------

Provision for loan losses:                                              125             51
                                                                -----------    -----------
          Net interest income after provision for loan losses         3,902          4,214
                                                                -----------    -----------

Other income:
     Impairment on available-for-sale securities                     (1,957)            --
     Service charges on deposit accounts                                354            339
     Income on bank owned life insurance                                 29             29
     Gain on sale of loans held-for-sale                                  6            110
     Other service charges, commissions and fees                         --              2
                                                                -----------    -----------
          Total other income                                         (1,568)           480
                                                                -----------    -----------

Operating expenses:
     Salaries and employee benefits                                   1,819          1,882
     Net occupancy expenses                                             473            402
     Data processing fees                                               229            203
     Core deposit intangible amortization                               138            155
     Other operating expenses                                           992            899
                                                                -----------    -----------
          Total other expenses                                        3,651          3,541
                                                                -----------    -----------

Income before provision for income taxes                             (1,317)         1,153

Income taxes                                                            (55)           428
                                                                -----------    -----------

     Net income                                                 $    (1,262)   $       725
                                                                ===========    ===========

Basic (loss) earnings per share                                 $     (0.15)   $       .09
                                                                ===========    ===========
Diluted (loss) earnings per share                               $     (0.15)   $       .08
                                                                ===========    ===========

Average basic shares outstanding                                  8,255,553      8,200,301
                                                                ===========    ===========
Average diluted shares outstanding                                8,255,553      8,811,495
                                                                ===========    ===========

     Performance Ratios (unaudited)             Three Months Ended
        (dollars in thousands)                      March 31,
               Ratio                          2007           2006
Return on average assets                       (1.00)%        0.57%
Return on average tangible assets              (1.06)%        0.61%
Return on average equity                       (7.78)%        4.70%
Return on average tangible equity             (14.03)%        9.08%
Efficiency ratio                              148.47%        74.63%
Efficiency ratio (less core deposit
intangible amortization expense)              142.86%        71.36%
Operating expense ratio                         2.90%         2.79%
Net interest margin                             3.48%         3.69%

         Ratio Calculations
Efficiency ratio:
     Net interest income                   $   4,027     $   4,265
     Non-interest income                      (1,568)          480
          Total revenue                        2,459         4,745
     Non-interest expense                  $   3,651     $   3,541
Ratio                                         148.47%        74.63%

Efficiency ratio (less core deposit
intangible amortization expense):
     Net interest income                   $   4,027     $   4,265
     Non-interest income                      (1,568)          480
          Total revenue                        2,459         4,745
     Non-interest expense                      3,651         3,541
     Less: Core deposit amortization
      expense                                   (138)         (155)
     Non-interest expense (less core
     deposit intangible amortization
     expense)                              $   3,513     $   3,386
Ratio                                         142.86%        71.36%

Operating expense ratio:
     Average assets                        $ 510,197     $ 515,590
     Non-interest expense                  $   3,651     $   3,541
Ratio                                           2.90%         2.79%